Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Kreido Biofuels, Inc.
We consent to the incorporation by reference in the Amended Registration Statements on Form SB-2/A of KREIDO BIOFUELS, INC. (File No. 333-140718) of our report on Kreido Laboratories, wholly owned subsidiary of Kreido Biofuels, Inc. dated March 30, 2007 (except for notes 10 & 13, as to which the date is June 21, 2007), included in this Amended Annual Report on Form 10-KSB/A of KREIDO BIOFUELS, INC. for the fiscal year ended December 31, 2006. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
/s/ Vasquez & Company LLP
Los Angeles, California
June 26, 2007